UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  April 6, 2017 (March 31, 2017)

CHEMBIO DIAGNOSTICS, INC.
 (Exact name of registrant as specified in its charter)
Nevada	0-30379	88-0425691
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification Number)
3661 Horseblock Road
Medford, NY 11763
(Address of principal executive offices)
631-924-1135
(Registrant's Telephone Number)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On March 31, 2017, Chembio Diagnostics, Inc. (the "Company") entered into an employment agreement (the "Employment Agreement"), effective March 13, 2017, with Mr. John J. Sperzel III to continue to serve as Chief Executive Officer of the Company, effective as of March 13, 2017 through March 13, 2020.  This Employment Agreement is described in Item 5.02, which description is incorporated by reference into this Item 1.01.
Item 5.02(b) and (c).	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On March 31, 2017, effective as of March 13, 2017 (the "Effective Date"), the Company entered into an Employment Agreement with Mr. John J. Sperzel III to continue to serve as the Company's CEO for an additional  term of three years.  Mr. Sperzel has served as the Company's Chief Executive Officer since March 13, 2014.  Under the recently-signed March 13, 2017 Employment Agreement, the Company will pay Mr. Sperzel an annual base salary of $425,000, with the possibility of a discretionary, performance-based annual cash bonus of up to 50% of his base salary.  The Employment Agreement also provides for a grant of 20,000 options to purchase shares of the Company's common stock at an exercise price of $5.3666 per share, 18,633 of which will be incentive stock options under the Company's 2014 Stock Incentive Plan (the "Plan"), and 1,367 of which will be non-qualified stock options. The options will become exercisable on the third anniversary of the Effective Date.  In the event Mr. Sperzel's employment is terminated by reason of disability or for "cause," as defined in the Employment Agreement, all compensation, including his base salary, his right to receive a performance bonus, and the vesting of any unvested options, will cease as of his termination date, and Mr. Sperzel will receive no severance benefits.  If the Company terminates Mr. Sperzel's employment without cause or Mr. Sperzel terminates his employment for a reasonable basis, as defined in the Employment Agreement (which includes involuntary termination within a six-month period upon a "Change of Control"), or if the Company and Mr. Sperzel do not enter into a new employment agreement prior to expiration of this Employment Agreement, then the Company will pay Mr. Sperzel his base salary for a period of twelve months as severance and all of his unvested stock options shall immediately become vested.  The Employment Agreement also contains provisions prohibiting Mr. Sperzel from (i) soliciting the Company's employees for a period of 24 months following his termination, (ii) soliciting the Company's customers, agents, or other sources of distribution of the Company's business for a period of twelve months following his termination, and (iii) except where termination is involuntary upon a "Change in Control," engaging or participating in any business that directly competes with the business activities of the Company in any market in which the Company is in business or plans to do business during the period in which he is entitled to severance, or for a period of six months if he is not entitled to severance payments under the Employment Agreement.  The foregoing description of the Employment Agreement is qualified in its entirety by reference to the full text of the Employment Agreement.
Mr. Sperzel currently serves as a member of the Company's Board of Directors.
Mr. Sperzel has served as President and CEO of the Company since he joined the Company on March 13, 2014.  Prior to joining the Company, Mr. Sperzel, age 50, was the President and CEO of International Technidyne Corporation (ITC) from September 2011 to December 2013.  Mr. Sperzel served as President at Axis-Shield from September 2004 to September 2011.  He also has held senior leadership positions at Bayer Diagnostics (Siemens Dx), Instrumentation Laboratory, and Boehringer Mannheim Diagnostics (Roche Dx). Mr. Sperzel graduated from Plymouth State College in New Hampshire, with a B.S. in Business Administration/Management.  From June 2015 to June 2016, Mr. Sperzel was a member of the Board of Directors of Diadexus, Inc., the common stock of which is registered under or subject to the requirements of the Securities Exchange Act of 1934.
 Item 7.01. Regulation FD Disclosure.
On April 4, 2017, the Company issued a press release entitled "Chembio and FIND Collaborate to Develop Point-of-Care Multiplex Test for Acute Febrile Illnesses in Asia Pacific".  A copy of the press release is furnished herewith as Exhibit 99.1.
The information in this Item 7.01 of this Form 8-K is being furnished and shall not be deemed "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934, or otherwise subject to the liabilities of that Section.  The information in this Item 7.01 of this Form 8-K also shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference.
Item 9.01.                          Financial Statements and Exhibits.
Exhibit No.  Description
99.1 Press Release dated April 4, 2017.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  April 6, 2017             Chembio Diagnostics, Inc.

By:  /s/  Richard J. Larkin
Chief Financial Officer
Executive Vice President